Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-208151 of United Parcel Service, Inc. on Form S-8 of our report dated June 26, 2024, relating to the financial statements of the UPS 401(k) Savings Plan, appearing in the Annual Report on Form 11-K of the UPS 401(k) Savings Plan for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 26, 2024